                                                                                                              Exhibit 12

                                                  Snap-on Incorporated
                                    Computation of Ratio of Earnings to Fixed Charges
                                                  (Dollars in millions)

                                                                                                   Twenty-six Weeks
                                                            Fiscal Years                                 Ended
                                     ----------------------------------------------------------------------------------
                                                                                                  July 1,     June 30,
                                        1996        1997        1998        1999        2000        2000        2001
                                     ----------------------------------------------------------------------------------
Net Earnings (Loss)                  $   131.5   $   150.4   $    (4.8)  $   127.2   $   148.5   $   106.4   $    35.8

Adjustments:
    Income taxes                          77.2        88.3        15.6        70.7        69.5        46.7        24.1
   Minority interest in earnings
      of consolidated subsidiaries          --         4.4         4.3         0.2         3.0         1.2         1.0
   Cumulative effect                        --          --          --          --       (25.4)      (25.4)        2.5
                                     ----------------------------------------------------------------------------------

Net Earnings as Defined                  208.7       243.1        15.1       198.1       195.6       128.9        63.4

Fixed Charges:
   Interest on debt                       12.6        17.7        21.2        27.4        40.7        20.9        18.1
   Interest element of rentals             3.3         3.6         3.6         5.0         5.3         2.6         2.6
                                     ----------------------------------------------------------------------------------

Total Fixed Charges                       15.9        21.3        24.8        32.4        46.0        23.5        20.7
                                     ----------------------------------------------------------------------------------

Total Adjusted Earnings Available
   for Payment of Fixed Charges      $   224.6   $   264.4   $    39.9   $   230.5   $   241.6   $   152.4   $    84.1
                                     ==================================================================================

Ratio of Earnings to Fixed Charges        14.1        12.4         1.6         7.1         5.3         6.5         4.1
                                     ==================================================================================

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